Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2007

TUSTIN, Calif., July 11, 2007— Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical stage biopharmaceutical company developing monoclonal antibodies for the treatment of cancer and hepatitis C virus (HCV) infection, today announced financial results for the fiscal year ended April 30, 2007. The company reported a consolidated net loss of $20,796,000, or $0.11 per basic and diluted share, compared to a consolidated net loss of $17,061,000, or $0.10 per basic and diluted share for fiscal year 2006. Total revenues for fiscal year 2007 were up 16% to $3,708,000 versus $3,193,000 in the prior year, primarily generated from Avid Bioservices, the company's wholly owned contract manufacturing subsidiary.

Total costs and expenses in fiscal year 2007 increased to $25,618,000 from $22,276,000 for the fiscal year ended April 2006. The increase in total expenses was entirely due to an increase in research and development expenses associated with the advancement of the company's clinical and preclinical product candidates. Cost of sales related to Avid Bioservices’ revenues were flat despite an increase in manufacturing revenues, and overall selling, general and administrative expenses slightly decreased from the prior fiscal year.

This current year increase in research and development expenses was primarily related to the advancement of bavituximab and Cotara® for the treatment of solid tumors and hepatitis C virus (HCV) infection. Over the past fiscal year, the company increased its expenditures in support of five separate clinical trials, including a Phase I bavituximab study for the treatment of advanced solid tumors, a Phase Ib bavituximab study in combination with chemotherapy for the treatment of advanced solid tumors, a Phase Ib bavituximab repeat dose study in patients with chronic HCV infection, and two Cotara® clinical trials for the treatment of glioblastoma multiforme, a deadly form of brain cancer. In addition, the company supported the advancement of its preclinical programs, including studies that were presented at the Annual Meeting of the American Association for Cancer Research (AACR) in April 2007.

"This past fiscal year has been marked by significant progress in the three clinical programs that we expect to be key value drivers for Peregrine during fiscal year 2008," commented Steven W. King, president and CEO of Peregrine. "Most importantly, we successfully completed Phase lb clinical trials for our first-in-class anti-PS monoclonal antibody bavituximab for the treatment of both cancer and hepatitis C viral infection. These studies represent major milestones for the bavituximab program, with positive results in both indications showing that bavituximab appeared well-tolerated and that it demonstrated encouraging signs of anti-viral and anti-tumor activity. Successful completion of these studies has set the stage for Phase ll clinical trials.”

Mr. King added, “Similarly, we laid the foundation for substantial progress in the clinical program for lead tumor necrosis therapy (TNT) agent Cotara by preparing to conduct a new trial in patients with malignant brain cancer. Our Indian clinical centers are well equipped to conduct this trial and have access to large numbers of patients with brain cancer who are eager to participate in clinical studies. We expect that positive results in this Phase ll trial would set the stage for product registration trials and eventual commercialization.”

Mr. King added, "While our focus during the past fiscal year was on advancing our clinical programs, we also reported important progress in our preclinical programs. In September 2006, we reported new research showing that a fusion protein approach combining our Vascular Targeting Agent (VTA) and anti-PS technology platforms demonstrated significant potential, reducing tumor growth in animal cancer models by more than 90%. At the AACR meeting in April 2007, Peregrine’s collaborators reported positive results from a number of our preclinical programs, including data indicating that bavituximab-type compounds may have potential as powerful vaccine-like agents against malignant brain cancer and also as part of immunocytokine fusion protein therapies targeted to lymphoma and other cancers. We also reported on progress in our anti-VEGF program, presenting data showing that our unique selective inhibitor was as effective as Avastin® in preclinical cancer models while having potential advantages as a result of its selectivity. Earlier in the year, a peer-reviewed publication reported that microbubbles constructed using our VTA technology can be used with widely available ultrasound systems to monitor patient response to Avastin®, identifying at an early stage which cancer patients are actually benefiting from this treatment. These developments and others highlight the depth and diversity of our preclinical programs. We currently are pursuing some of these programs on our own and are actively seeking partners to collaborate with us on others.”

Mr. King concluded, "Since the start of the last fiscal year, we believe that Peregrine has made exceptional progress in advancing its three lead clinical programs towards Phase II trials and reporting progress in a number of high potential earlier stage programs. As a result of our recent financing, we now have the resources to pursue these programs aggressively in the year ahead. We believe the company has set the stage for what could be a very successful 2008 fiscal year.”

At April 30 2007, the company had $16,044,000 in cash and cash equivalents. The company has strengthened its cash position to about $32,500,000 as of June 30, 2007, after taking into consideration the net proceeds received from a recent financing announced on June 28, 2007. The company believes it has sufficient cash on hand to progress its current clinical programs through at least fiscal year 2008 based on its current projections.

Corporate Highlights Since the Start of Fiscal Year 2007

▪
In July 2007, Peregrine announced that it had submitted a clinical protocol with the Drug Controller General of India for a Phase ll trial of bavituximab in combination with chemotherapy in patients with non-small cell lung cancer (NSCLC). Up to 21 NSCLC patients will be enrolled initially and the study may be expanded up to a total of 49 patients if positive results are observed in the first cohort. The primary objective of the study is to assess overall response to the combination of bavituximab and chemotherapy; secondary objectives include time to tumor progression, duration of response, overall patient survival and safety parameters. This trial is expected to begin enrolling patients later this year.

▪
In June 2007, Peregrine announced commitments to purchase $22.5 million in shares of its common stock in a registered direct offering, for net proceeds of approximately $20.9 million. The financing did not include warrants. Rodman & Renshaw acted as the exclusive placement agent.

▪
In June 2007, Peregrine announced initiation of a new clinical trial designed to evaluate the safety and efficacy of its TNT agent Cotara in patients with glioblastoma multiforme, a deadly form of brain cancer. Peregrine believes that combined positive data from this new study in India and ongoing U.S. glioblastoma trials would provide a foundation for advancing Cotara into Phase III product registration trials.

▪
In May 2007, the company reported positive results in its Phase lb open label cancer trial of bavituximab in combination with chemotherapy. This trial was designed to assess the safety and tolerability of bavituximab in combination with common chemotherapy agents in advanced cancer patients with metastatic disease. In the trial, the safety profile of bavituximab in combination with chemotherapy appeared similar to that seen in advanced cancer patients undergoing chemotherapy alone. The combination of bavituximab and chemotherapy showed positive signs of clinical activity, achieving objective tumor response or stable disease in 50% of the patients who were evaluable for tumor response. Data from this study are being further analyzed to support the initiation of Phase II cancer trials.

▪
In May 2007, Peregrine announced it had filed a new clinical trial protocol with the FDA to study bavituximab in patients co-infected with HCV and HIV, and this study was initiated in early July 2007. The multi-center open-label study designed to assess the safety and pharmacokinetics of bavituximab in approximately 24 patients will initially be conducted at Saint Michael's Medical Center under the direction of Dr. Stephen Smith. An estimated 30% of HIV patients are co-infected with HCV and these patients often do not respond well to current HCV therapies.

▪
At the April 2007 AACR meeting, data from multiple studies reinforced the versatility and broad anti-cancer potential of bavituximab, provided new preclinical data confirming the potential anti-tumor efficacy of the company's selective VEGF inhibitors, provided validating data for its immunocytokine fusion proteins developed using the company's VTA technology, and highlighted the clinical potential of Peregrine's earlier stage Vasopermeation Enhancement Agent (VEA) cancer platforms.

▪
In February 2007, Peregrine reported results from a Phase lb study of bavituximab in patients with chronic HCV infection. The study was designed to assess the safety, distribution and pharmacokinetic properties of four ascending dose levels of bavituximab administered as twice-weekly monotherapy. Bavituximab was generally safe and well-tolerated, with no dose limiting toxicities or serious adverse events reported. The preliminary results also indicate that bavituximab showed positive signs of dose dependent anti-viral activity, setting the stage for HCV combination therapy trials and further dosing studies.

▪
In October 2006 at the prestigious AASLD meeting, Peregrine reported final results from its Phase Ia study of bavituximab in HCV patients who had failed or relapsed after standard therapy. Bavituximab appeared generally safe and well-tolerated and there were signs of anti-viral activity at all dose levels tested.

▪
In June 2006, Peregrine announced that had signed a definitive agreement for the sale of 9,285,714 shares of common stock to one institutional investor in exchange for net proceeds of $13 million. This financing involved no warrants and no placement fees.

▪
In June 2006, Peregrine reported top-line results on the effect of bavituximab on viral RNA serum titers when administered as single dose monotherapy in a Phase Ia study in patients with chronic HCV infection. Bavituximab showed signs of anti-viral activity at all four dose levels studied and it also showed evidence of a prolonged anti-viral effect.

Conference Call:
The company will host a live conference call and webcast on Wednesday, July 11, 2007 at 11:00 a.m. EDT/8:00 a.m. PDT to discuss its year-end results.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com. The broadcast will be archived on Peregrine's website for approximately 30 days.

To listen to the call via telephone, please call the following number approximately 10 minutes prior to the scheduled time of the conference call: (800) 860-2442. A telephonic replay of the conference call will be available through July 18, 2007 by calling (877) 344-7529 and entering passcode 382933#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing three separate clinical programs in cancer and HCV infection in the U.S. and India with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the Company will not receive regulatory approval to commence one or more of its planned Phase II clinical trials, the risk that enrollment in current and planned clinical trials will be slower than anticipated, the risk that results from current or planned clinical trials will not correlate to the earlier preclinical or clinical results, and the risk that the Company will experience difficulties in complying with foreign regulations applicable to current and planned clinical trials in India . It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2007. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

-financial tables to follow-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 2007

	2007	2006	2005

REVENUES:
Contract manufacturing revenue	$3,492,000	$3,005,000	$4,684,000
License revenue	216,000	188,000	275,000

Total revenues	3,708,000	3,193,000	4,959,000

COSTS AND EXPENSES:
Cost of contract manufacturing	3,296,000	3,297,000	4,401,000
Research and development	15,876,000	12,415,000	11,164,000
Selling, general and administrative	6,446,000	6,564,000	5,098,000

Total costs and expenses	25,618,000	22,276,000	20,663,000

LOSS FROM OPERATIONS	(21,910,000)	(19,083,000)	(15,704,000)

OTHER INCOME (EXPENSE):
Recovery of note receivable	-	1,229,000	-
Interest and other income	1,160,000	846,000	265,000
Interest and other expense	(46,000)	(53,000)	(13,000)

NET LOSS	$(20,796,000)	$(17,061,000)	$(15,452,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	192,297,309	168,294,782	144,812,001
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.11)	$(0.10)	$(0.11)

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,044,000	$17,182,000
Trade and other receivables	750,000	579,000
Inventories, net	1,916,000	885,000
Prepaid expenses and other current assets	1,188,000	1,466,000

Total current assets	19,898,000	20,112,000

PROPERTY:
Leasehold improvements	646,000	618,000
Laboratory equipment	3,533,000	3,444,000
Furniture, fixtures and computer equipment	873,000	666,000

	5,052,000	4,728,000
Less accumulated depreciation and amortization	(3,212,000)	(2,822,000)

Property, net	1,840,000	1,906,000

Other assets	1,259,000	658,000

TOTAL ASSETS	$22,997,000	$22,676,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2007 AND 2006 (continued)

	2007	2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,683,000	$1,233,000
Accrued clinical trial site fees	228,000	170,000
Accrued legal and accounting fees	392,000	250,000
Accrued royalties and license fees	337,000	138,000
Accrued payroll and related costs	874,000	850,000
Notes payable, current portion	379,000	429,000
Capital lease obligation, current portion	17,000	15,000
Deferred revenue	1,060,000	563,000
Other current liabilities	885,000	836,000

Total current liabilities	5,855,000	4,484,000

Notes payable, less current portion	119,000	498,000
Capital lease obligation, less current portion	30,000	47,000
Deferred license revenue	4,000	21,000
Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$.001 par value; authorized 250,000,000 shares; outstanding - 196,112,201 and 179,382,191, respectively	196,000	179,000
Additional paid-in-capital	224,453,000	204,546,000
Deferred stock compensation	-	(235,000)
Accumulated deficit	(207,660,000)	(186,864,000)

Total stockholders’ equity	16,989,000	17,626,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,997,000	$22,676,000

####